MARTHA STEWART LIVING OMNIMEDIA, INC.
ANNOUNCES FIRST QUARTER 2007 RESULTS
Announces Branded Food Partnership with Costco;
Strong Results Across All Business Segments;
Raising Full-Year Guidance
NEW YORK, New York, May 3, 2007 — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the first quarter, registering robust gains as the company continues to grow and expand its business.
President and Chief Executive Officer Susan Lyne said: “The first quarter of 2007 marks the beginning of what we expect will be another year of strong and steady growth for our company. We are very pleased with the results. Revenue for the quarter rose 7.4% to $66.7 million, driven by solid gains across our Publishing, Merchandising and Internet business segments. Even with additional investments in such key initiatives as Blueprint and our marthastewart.com website, we outperformed the high end of our operating income and adjusted EBITDA guidance across all business segments.
“This quarter has been a very productive one in what is an important year for us as we continue pursuing our diversification strategy to expand our revenue streams and distribution channels. In keeping with this strategy, we are pleased to announce that we have signed an agreement to sell a co-branded food line with Costco, a company we’ve long admired for its innovation and customer service and its focus on high-quality, high-volume SKUs .
“Just last month we successfully launched our new marthastewart.com website, a key initiative for us. The website has been enthusiastically received by consumers and advertisers. We also entered into a long-term endorsement relationship with SVP Worldwide, the most widely recognized sewing machine company. This relationship is part of the strategic expansion of our crafts initiative, which includes our new Martha

Stewart Crafts line and extensive crafts content on our website. With our relaunch, crafts is the second most highly trafficked content area on marthastewart.com.
“In the coming months, the new Merchandising initiatives we announced in 2006 will become revenue contributors as our product lines move out of the investment phase and into stores and, in turn, consumers’ homes. In fact, we are beginning to see the first tangible benefits of last year’s investment in our Martha Stewart Crafts line, which launched on May 1 at more than 900 Michaels arts and crafts stores. Our Martha Stewart Collection of home products at Macy’s and on macys.com will make its debut in late summer.
“Publishing continues to deliver excellent results. Advertising revenue increased 20 percent, with Martha Stewart Living, Everyday Food and body + soul showing particular strength.
“This year promises to be a truly exciting and productive one for us. We have delivered on the first stage of our strategic promise with our 2006 initiatives becoming 2007 contributors. We will continue on this path, remaining focused on diversifying our channels of distribution, our customer base and our product partnerships in categories where we have brand equity, generating solid growth for the future.”
First Quarter 2007 Summary
Revenues rose 7.4% to $66.7 million, compared to $62.1 million for the first quarter of 2006. The first-quarter results benefited from an increase in high-margin advertising revenue across Publishing and Internet, along with revenue from our Martha Stewart Crafts line with EK Success and an endorsement deal with SVP Worldwide for the Singer, Husqvarna Viking and Pfaff sewing machine lines.
Operating loss for the first quarter was $(12.6) million, compared to $(7.7) million for the first quarter of 2006. Results included a $5.7 million ($0.11 per share) non-cash compensation expense associated with the vesting of a portion of a warrant granted in connection with the production of the syndicated TV program.
Adjusted EBITDA loss for the first quarter of 2007 improved modestly to $(2.4) million, despite investments in Blueprint and the relaunch of our website.
Loss per share from continuing operations was $(0.23) for the first quarter of 2007, compared to $(0.13) for the first quarter of 2006. Excluding the $5.7 million non-cash compensation expense associated with the warrant, loss per share from continuing operations would have been $(0.12).
First Quarter 2007 Results by Segment
Publishing
Revenues in the first quarter of 2007 rose 12% to $40.6 million from $36.3 million, driven by ongoing growth in advertising revenue due to higher advertising pages and rates. Advertising pages increased 7% at Martha Stewart Living and 14% at Everyday Food, while total advertising revenue increased 20% in the quarter.
Operating income was $1.3 million for the first quarter of 2007, compared to an operating loss of $(0.1) million in the first quarter of 2006.
Adjusted EBITDA was $2.4 million, compared to an adjusted EBITDA of $0.8 million in the first quarter of 2006. Results for the quarter include a benefit from continued improvement in advertising rates, offset by our ongoing investment in Blueprint, which totaled $1.8 million for the quarter, as we develop the magazine and build our staff.

Highlights
•	Publishing remains a key growth category for us. Advertising revenue rose 20% to $21.4 million. Advertising revenue growth continues to exceed page growth, a strong trend from last year that continued through this quarter.

•	We published Everyday Food: Great Food Fast (Clarkson Potter, 2007), which reached the top of The New York Times bestseller list in the paperback “Advice/How-To” category .

•	Martha Stewart Living was nominated in two categories for the American Society of Magazine Editors’ National Magazine Awards for General Excellence and for Photography.

•	Martha Stewart Living was listed among the “Top 10 Magazines” in Adweek’s annual “Hot List” issue, which honors magazines with a track record of advertising and circulation growth over three years.

•	For the second consecutive year, Everyday Food topped Adweek’s “Top 10 Under 50” list honoring the top magazines with under $50 million in annual revenue.

•	The quarter benefited from a delay in costs associated with the acquisition of photo rights, which we pushed into the second and third quarters. Obtaining these rights is part of our effort to grow internationally.
Merchandising
Revenues were $13.6 million for the first quarter of 2007, as compared to $11.5 million in the prior year’s first quarter. The current quarter included a portion of the fee from SVP Worldwide for the endorsement of the Singer, Husqvarna Viking and Pfaff sewing machine lines, as well as revenue associated with the launch of Martha Stewart Crafts. Though we are feeling the impact of the soft residential real estate market, our Martha Stewart communities with KB Home continue to sell.

Operating income was $6.8 million for the first quarter of 2007, compared to $6.2 million in the first quarter of 2006.
Adjusted EBITDA was $7.2 million for the first quarter of 2007, compared to $6.7 million in the prior year’s first quarter.
Highlights
•	In April, we announced a long-term, high-margin endorsement and media agreement with SVP Worldwide. The centerpiece of the agreement is an endorsement of the Singer, Husqvarna Viking and Pfaff sewing machine lines. According to the Home Sewing Association, there are approximately 35 million sewing hobbyists in the U.S., up 17% from 30 million in 2000. We have substantial brand equity in the crafts realm and our new relationship with SVP Worldwide represents a wonderful opportunity for us capitalize on it beyond our new Martha Stewart Crafts line.

•	We launched our introductory Martha Stewart Crafts line of paper-based crafting and storage products on May 1. The line, which features nearly 675 SKUs, is available exclusively in more than 900 Michaels arts and crafts stores in the United States and Canada. Even before the official launch, we began booking revenue from wholesale sales of these products. We will be rolling out the line to independent dealers later in the year.

•	We opened two new Martha Stewart-created KB Home communities in early 2007—one in Katy, TX, and one in Perris, CA. Though homes sales are softer than expected, this collaboration continues to be a contributor. We expect to break ground on several additional communities in the coming months.

•	Martha Stewart Colors, our new color palette program, is arriving in 1,375 Lowe’s home improvement stores nationwide in anticipation of the official launch this month. The complete palette, made with Valspar premium-quality paint, is comprised of 350 colors.
Internet
Revenues rose 20% year-over-year to $3.5 million in the first quarter of 2007 from $2.9 million in the first quarter of 2006, driven by 38% growth in ad revenue.
Operating loss was $(2.5) million in the first quarter of 2007, compared with breakeven results in the first quarter of 2006. Increased revenue was more than offset by higher expenses as we invested in staff and technology related to the website’s relaunch.
Adjusted EBITDA was $(2.3) million in the first quarter of 2007, compared to breakeven results in the first quarter of 2006.
Highlights
•	We officially unveiled the new marthastewart.com website in April. The site offers access to the best of MSLO’s vast multimedia library, instant search and find capabilities, editors’ picks for preeminent lifestyle ideas on the web, and much more.

•	We will be introducing additional enhancements throughout the year, with a substantial launch of personalization and community features in August.

•	The anticipated decline in traffic as web search engines reindex the new site was more modest than expected. During the first quarter, we had, on average, 35.5 million page views/month and 2.5 million unique visitors/month. The average time spent per visit was 10 minutes. This compares to 39 million page views/month and 2.3 million unique visitors/month in the prior year’s quarter when the average time spent/visit was 9 minutes.

•	With our Internet team in place, we are very well positioned to build on the success of our launch, which was well received by advertisers and consumers. We will continue to focus on driving more traffic to the site and selling comprehensive integrated advertising programs.
Broadcasting
Revenues in the first quarter of 2007 were $9.0 million, down from $11.3 million in the first quarter of 2006. The prior year’s quarter included revenue from the cable distribution of the show.
Operating loss was $(6.1) million for the first quarter of 2007, compared to an operating loss of $(0.3) million in the first quarter of 2006. Results included a $5.7 million non-cash compensation expense associated with the vesting of a portion of a warrant granted in connection with the production of the syndicated TV program.
Adjusted EBITDA was $0.7 million for the first quarter of 2007, compared to adjusted EBITDA of $0.6 million in the prior year’s first quarter.
Highlights
•	The Martha Stewart Show has been renewed for a third season in more than 95 percent of the country, an endorsement of the show that is a valuable platform for all our business segments.

•	On March 27, we hosted an “Upfront” presentation to advertisers and agencies on the set of The Martha Stewart Show. The event focused on our 360-degree Omnimedia model, which offers advertising opportunities in our Publishing, Internet and Broadcasting properties. With our multiple media platforms, we are well positioned to offer advertisers valuable, integrated advertising programs.

•	The Daytime TV market is challenging, but we are benefiting from an increased focus on selling integrations, which are very attractive to advertisers. Recent cross-platform sales include Scotch-Brite and Garnier.

•	The Martha Stewart Show was honored by the National Academy of Television Arts and Sciences with five Daytime Emmy Awards nominations for Lifestyle Program; Lifestyle Program Host; Art Direction/Set Decoration/Scenic Design; Lifestyle Directing; Technical Direction/Electronic Camera/Video Control.
Corporate Expenses
Corporate expenses, including depreciation and amortization and non-cash equity compensation were $(12.0) million, compared to $(13.5) million in the prior year’s quarter, which included higher levels of non-cash compensation.
Trends and Outlook
Howard Hochhauser, Chief Financial Officer, commented: “We are pleased with the results of our 2006 effort to diversify and expand our business, creating value by leveraging our brands across a variety of platforms.
“We are confident that we will continue to build on this encouraging quarter. We will invest a portion of the upside from the quarter in additional marketing and content programs to accelerate the growth in our online business, while letting a portion of the gains flow to the bottom line. For the full-year 2007, we are maintaining our revenue guidance in the range of $330.0 — $340.0 million, while increasing guidance for operating income by $4.0 million in the range of $9.5 - $12.5 million and adjusted EBITDA by $2.0 million in the range of $34.0 — $37.0 million, including an investment of $8.0 million in Blueprint magazine.
“For the second quarter of 2007, we are expecting revenue in the range of $69.0 — $72.0 million, operating loss in the range of $(7.5) — $(9.5) million and adjusted EBITDA loss in the range of $(1.0) — $(3.0) million, including an investment of $3.0 million in Blueprint magazine.”
Use of Non-GAAP Financial Information
In addition to using net income to assess the organization’s overall financial health, Company management uses net income before interest, taxes, depreciation, amortization and non-cash equity compensation (“adjusted EBITDA”), a non-GAAP financial measure, to evaluate the performance of our businesses on a real-time basis. Adjusted EBITDA is considered an important indicator of operational strength, is a direct component of the Company’s annual compensation program, and is a significant factor in helping our management determine how to allocate resources and capital. Adjusted EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP. Management considers adjusted EBITDA to be a critical measure of operational health because it captures all of the revenue and ongoing operating expenses of our businesses without the influence of (i) interest charges, which result from our capital structure, not our ongoing business efforts, (ii) taxes, which relate to the overall organizational financial return, not that of any one business, (iii) the capital expenditure costs associated with depreciation and amortization, which are a function of historical decisions on infrastructure and capacity, and (iv) the cost of non-cash equity compensation which, as a function of our stock price, can be highly variable, is not necessarily an indicator of current operating performance for any individual business unit, and is amortized over the appropriate period.
Adjusted EBITDA provides a means to directly evaluate the ability of our business operations to generate returns on a real-time basis. We provide disclosure of adjusted EBITDA because we believe it is useful for investors to have means to assess our performance as we do. While adjusted EBITDA is a customized non-GAAP measure, it also provides a means to analyze, value and compare our operating capabilities to those of companies with whom we compete, many of which have different compensation plans, depreciation and amortization costs, capital structures and tax burdens. But please note that our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
A limitation of adjusted EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues for our overall organization. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures. Management also evaluates the cost of capitalized tangible and intangible assets by analyzing returns provided on the capital dollars deployed. A further limitation of adjusted EBITDA is that it does not include stock compensation expense related to our workforce. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or other measures of financial performance reported in accordance with GAAP.
Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into four business segments: Publishing, Broadcasting, Merchandising, and Internet. Martha Stewart Living Omnimedia, Inc. is listed on the New York Stock Exchange under the ticker symbol MSO.
The Company will host a conference call with analysts and investors on May 3rd, at 11:00 a.m. ET that will be broadcast live over the Internet at www.marthastewart.com/ir.
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We have included in this press release certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our current beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “potential” or “continue” or the negative of these terms or other comparable terminology. The Company’s actual results may differ materially from those projected in these statements, and factors that could cause such differences include: adverse reactions to publicity relating to Martha Stewart by consumers, advertisers and business partners; adverse resolution of some or all of the Company’s ongoing litigation, including without limitation any resolution of In re MSO Securities Litigation that is inconsistent with the charge taken in the prior year; downturns in national and/or local economies; shifts in our business strategies; a loss of the services of Ms. Stewart; a loss of the services of other key personnel; a softening of the domestic advertising market; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage or printing costs; operational or financial problems at any of our contractual business partners; the receptivity of consumers to our new product introductions; and changes in government regulations affecting the Company’s industries. Certain of these and other factors are discussed in more detail in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, especially under the heading “Risk Factors”, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov. The Company is under no obligation to update any forward-looking statements after the date of this release.
CONTACT: Investors — Howard Hochhauser, Chief Financial Officer, of Martha Stewart Living Omnimedia, Inc., 212-827-8530; Media — Diana Pearson, SVP, Corporate Communications and Media Relations, of Martha Stewart Living Omnimedia, Inc., 212-827-8915.

Martha Stewart Living Omnimedia, Inc.
Consolidated Statements of Operations
Three Months Ended, March 31,
(unaudited, in thousands, except per share amounts)

	2007		2006	% change
REVENUES
Publishing		$40,619	$36,287	11.9%
Merchandising		13,600	11,528	18.0%
Internet		3,530	2,948	19.7%
Broadcasting		8,956	11,320	-20.9%

Total Revenues		66,705	62,083	7.4%

OPERATING COSTS AND EXPENSES

Production, distribution and editorial		39,728	32,750	-21.3%
Selling and promotion		20,230	16,994	-19.0%
General and administrative		17,320	17,823	2.8%
Depreciation and amortization		1,978	2,207	10.4%

Total operating costs and expenses		79,256	69,774	-13.7%

OPERATING LOSS		(12,551)	(7,691)	nm

Interest income, net		771	1,046	-26.3%

LOSS BEFORE INCOME TAXES		(11,780)	(6,645)	nm

Income tax provision		(89)	(67)	nm

LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS		(11,869)	(6,712)	nm

Loss from discontinued operations		—	(123)	nm

NET LOSS		$(11,869)	$(6,835)	nm

LOSS PER SHARE — BASIC AND DILUTED
Loss from continuing operations		$(0.23)	$(0.13)
Loss from discontinued operations		(0.00)	(0.00)

Net loss	$	(0.23)	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and Diluted		52,349	51,207

Martha Stewart Living Omnimedia, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$47,404	$28,528
Short-term investments	39,863	35,321
Accounts receivable, net	42,893	70,319
Inventories, net	5,872	4,448
Deferred television production costs	6,211	4,609
Income taxes receivable	482	482
Other current assets	2,340	3,857

Total current assets	145,065	147,564

PROPERTY, PLANT AND EQUIPMENT, net	18,730	19,616
INTANGIBLE ASSETS, net	53,605	53,605
OTHER NONCURRENT ASSETS	7,123	7,262

Total assets	$224,523	$228,047

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$27,457	$28,053
Accrued payroll and related costs	9,433	13,646
Income taxes payable	1,832	1,011
Current portion of deferred subscription income	29,653	28,884
Current portion of deferred revenue	4,463	3,159

Total current liabilities	72,838	74,753

DEFERRED SUBSCRIPTION REVENUE	9,264	10,032
DEFERRED REVENUE	13,405	9,845
OTHER NONCURRENT LIABILITIES	2,381	2,460

Total liabilities	97,888	97,090

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A common stock, $0.01 par value, 350,000 shares authorized: 26,558 and 26,109 shares issued in 2007 and 2006, respectively	266	261
Class B common stock, $0.01 par value, 150,000 shares authorized: 26,791 shares outstanding in 2007 and 2006	268	268
Capital in excess of par value	265,396	257,014
Accumulated deficit	(138,520)	(125,811)

	127,410	131,732

Less: class A treasury stock — 59 shares at cost	(775)	(775)

Total shareholders’ equity	126,635	130,957

Total liabilities and shareholders’ equity	$224,523	$228,047

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Three Months Ended March 31,
(unaudited, in thousands)
     The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non-cash equity compensation are added back to operating income/(loss).

	2007	2006
ADJUSTED EBITDA
Publishing	$2,377	$840
Merchandising	7,232	6,725
Internet	(2,273)	50
Broadcasting	650	646

Adjusted EBITDA before Corporate Expenses	7,986	8,261
Corporate Expenses	(10,428)	(10,771)

Adjusted EBITDA	(2,442)	(2,510)

NON-CASH EQUITY COMPENSATION
Publishing	784	710
Merchandising	360	277
Internet	74	18
Broadcasting	5,886	220
Corporate Expenses	1,027	1,749

Total Non-Cash Equity Compensation	8,131	2,974

DEPRECIATION AND AMORTIZATION
Publishing	293	184
Merchandising	96	254
Internet	156	35
Broadcasting	862	744
Corporate Expenses	571	990

Total Depreciation and Amortization	1,978	2,207

OPERATING INCOME (LOSS)
Publishing	1,300	(54)
Merchandising	6,776	6,194
Internet	(2,503)	(3)
Broadcasting	(6,098)	(318)

Operating Income (Loss) before Corporate Expenses	(525)	5,819
Corporate Expenses	(12,026)	(13,510)

Total Operating Loss	(12,551)	(7,691)
Interest income, net	771	1,046

LOSS BEFORE INCOME TAXES	(11,780)	(6,645)
Income tax provision	(89)	(67)
LOSS FROM CONTINUING OPERATIONS BEFORE LOSS FROM DISCONTINUED OPERATIONS	(11,869)	(6,712)

Loss from discontinued operations	—	(123)

NET LOSS	$(11,869)	$(6,835)

Martha Stewart Living Omnimedia, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information
Guidance Reconciliation
(in millions)
     The following table presents segment and consolidated financial information, including a reconciliation of operating income/(loss), a GAAP measure, and adjusted EBITDA, a non-GAAP measure. In order to reconcile adjusted EBITDA to operating income, depreciation and amortization and non-cash equity compensation are added back to operating income/(loss).
Second Quarter 2007 Guidance Reconciliation

		Guidance Range
Adjusted EBITDA	$(3.0)	—	$(1.0)
Depreciation and Amortization	(2.0)		(2.0)
Non-Cash Equity Compensation	(4.5)		(4.5)

Operating Loss	(9.5)	—	(7.5)

Interest Income	1.0		1.0

Pre-tax Loss	(8.5)	—	(6.5)

Income Taxes	—		—

Net Loss	(8.5)	—	(6.5)

Loss Per Share	$(0.16)	—	$(0.13)

Avg. Diluted Shares Outstanding	52.0		52.0
Full Year 2007 Guidance Reconciliation

		Guidance Range
Adjusted EBITDA	$34.0	—	$37.0
Depreciation and Amortization	(6.5)		(6.5)
Non-Cash Equity Compensation	(18.0)		(18.0)

Operating Income	9.5	—	12.5

Interest Income	4.0		4.0

Pre-tax Income	13.5	—	16.5

Income Taxes	—		—

Net Income	13.5	—	16.5

Earnings Per Share	$0.26	—	$0.32

Avg. Diluted Shares Outstanding	52.0		52.0